UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

GBT TECHNOLOGIES INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

2450 Colorado Ave., Suite 100E, Santa Monica, CA 90404

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 888-685-7336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry Into a Material Definitive Agreement

On April 17, 2023, Bannix Acquisition Corp. (“Bannix”), EVIE Autonomous Group Ltd. (“EVIE”) and EVIE’s shareholders entered into a Business Combination Agreement pursuant to which Bannix agreed to acquire EVIE. In addition, Bannix agreed to acquire from GBT Technologies Inc. (the “Company” or “GBT”), the Apollo System which is intellectual property covered by patent application filed with the US Patent and Trademark Office. This patent application describes a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and moving objects. The Apollo system is based on radio waves and can detect an entity’s moving and stationary positions, enabling imaging technology to show these movements and positions on a screen in real time. This includes an AI technology that controls the radio waves transmission and analyzes the reflections. The goal is to integrate the Apollo System as an efficient driver monitoring system, detecting impaired or distracted drivers, providing audible and visual alerts (“the “Patents”).

On August 8, 2023, Bannix entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT, where GBT provided its consent, to acquire the entire right, title, and interest of the Patents. The closing date of the PPA will be immediately follow the closing of the acquisition of EVIE by Bannix. The Purchase Price is set at 5% of the consideration that Bannix is paying to the shareholders of EVIE. The Business Combination Agreement sets the consideration to be paid by Bannix at $850 million and, in turn, the consideration in the PPA to be paid to Tokenize is $42.5 million. If the final purchase price is less than $30 million, Tokenize has the option to cancel the PPA. In accordance therewith, Bannix agrees to pay, issue and deliver to Tokenize, $42,500,000 in series A preferred stock to Tokenize, which such terms will be more fully set forth in the Series A Preferred Stock Certificate of Designation to be filed with the Secretary of State of the State of prior to the Closing Date. The Series A Preferred Stock will have stated value of face value of $1,000 per share and is convertible, at the option of Tokenize, into shares of common stock of Bannix at 5% discount to the VWAP during the 20 trading days prior to conversion, and in any event not less than $1.00. The Series A Preferred Stock will not have voting rights and will be entitled to dividends only in the event of liquidation. The Series A Preferred Stock will have a 4.99% beneficial ownership limitation.

Series A Preferred Stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) the six (6) months after such date, (ii) a Change in Control, or (iii) written consent of Purchaser (the “Seller Lockup Period”)

The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit Number	Description
10.1	Patent Purchase Agreement dated August 8, 2023 between GBT Tokenize Corp. and Bannix Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GBT TECHNOLOGIES INC.	GBT TECHNOLOGIES INC.

	By:	/s/ Mansour Khatib
	Name:	Mansour Khatib
	Title:	Chief Executive Officer

Date: August 11, 2023